Exhibit 10.38

PROFESSIONAL SERVICES AGREEMENT

THIS Agreement ("Agreement") is made this 7th day of June 2016 (the "Effective Date"), by and between Resources Connection LLC, doing business as Resources Global Professionals, with its principal place of business at 17101 Armstrong Avenue, Irvine, CA 92614, for itself and on behalf of all operating entities owned by its parent, Resources Connection, Inc. (collectively "RGP"), and Ominto, Inc., with its principal place of business located at 1515 South Federal Highway, Suite 307, Boca Raton, FL 33432 ("Client"), for the provision of personnel to perform professional services by RGP as more fully set forth in the annexed Statement(s) of Services.

Any Services, as defined below, requested subsequent to the Effective Date of this Agreement or individual amendments to the provisions herein, will be set forth in additional Statements of Services, which will be agreed to and acknowledged, in writing, by both parties.

1.	Independent Contractor Status

RGP is an independent contractor of Client, and the persons provided hereunder by RGP to Client are RGP's employees, or, in certain circumstances, independent contractors who have contracted with RGP ("Consultants"). RGP will notify Client affirmatively in the applicable Statement of Services if such Consultant is an independent contractor.

2.	Performance of Services

RGP will provide Client with Consultants to perform professional services on a project or engagement basis ("Services"). A Statement of Services will summarize the scope of the engagement and any special services provisions. Client is responsible for defining the scope and nature of the Services, providing overall direction to the Consultants, and managing the projects and engagements under this Agreement. As such, Client agrees to permit the Consultants to take all statutorily required meal and other break periods as well as to provide a safe working environment and reasonable working space and materials to the Consultants which may be necessary in connection with the performance of Services hereunder. Except as otherwise agreed in a Statement of Services, Consultants will not have the authority to act as an officer or director of Client or to represent or obligate Client in any manner. The Services will not (i) constitute an engagement to provide independent audit or attestation services; (ii) result in the issuance of any written or oral opinions or other communications by RGP or its Consultants to Client or any third party expressing a conclusion or any form of assurance with respect to financial data or internal controls; or (iii) result in the issuance of any written or oral communications by RGP or its Consultants to Client or any third party expressing a conclusion of law or any form of legal opinion.

3.	Services Agreement

This is a services agreement. RGP warrants it will perform its obligations hereunder in good faith. As Client will direct and manage the Services provided hereunder, RGP makes no additional warranties, whether express, implied, statutory or otherwise including, without limitation, warranties of merchantability, fitness for a particular purpose, quality, suitability or otherwise with respect to any Services performed by its Consultants in connection with this Agreement, except as set forth in Section 4 below.

4.	Representations and Warranties

RGP further represents and warrants as follows:

(a)         RGP will have sole responsibility to recruit, interview, qualify, select, hire or contract with, counsel, discipline, evaluate and terminate the Consultants. RGP, at the request of Client for any reason that is not unlawful, will remove any of its Consultants assigned to perform Services for Client. This in no way affects the right of RGP to contract with, assign and reassign its Consultants or, in its sole discretion as employer, to hire and/or terminate the employment of its employees.

(b)         RGP will: (i) supply only individuals legally authorized to work in the United States; (ii) complete and maintain 1-9 forms in compliance with the Immigration Reform and Control Act of 1986; (iii) conduct background checks to ensure its employees have no felony convictions that would preclude Consultant's hiring during the seven years prior to employment by RGP, nationally and by county of residence; (iv) maintain all necessary personnel and payroll records; (v) establish and calculate wages, benefits and other remuneration; and (vi) calculate, withhold and remit applicable taxes, Social Security and other government-mandated charges to the appropriate governmental entity.

(c)         Consultants have the capability, experience and means necessary to perform the Services in a diligent manner in accordance with accepted professional practices. If such Services are not performed satisfactorily, Client will notify RGP, within ten (10) days of Client's determination of such unsatisfactory performance, to replace the Consultant, re-perform the Services or negotiate an appropriate credit, if any, of the fees incurred.

(d)         RGP will comply with all applicable federal, state, and local laws, rules, regulations, codes, ordinances and orders, including but not limited to all laws and regulations applicable to Consultants. RGP and its Consultants have in effect and will maintain in effect all permits, licenses, and other authorizations necessary for the performance of the Services.

(e)         RGP and its Consultants will observe Client's policies and practices as the same are disclosed, in writing, to RGP, including without limitation, those policies and practices involving health, safety, the environment, and security, when working at or around any of Client's facilities.

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5.	Mutual Indemnification

Subject to the limitations set forth in Section 6 below, RGP and Client (each an "Indemnifying Party") agree to indemnify and hold harmless the other party and its affiliate, parent and subsidiary companies and including the officers, directors, employees, and agents of all such companies, (the "Indemnified Party") from and against any and all third party actions, losses, damages, claims, liabilities, costs or expenses (including, without limitation, court costs and reasonable legal and professional fees) arising out of or relating to this Agreement and based on any negligent act or omission or intentional misconduct of the Indemnifying Party or its agents that results in or causes: (a) bodily injury or death; (b) any destruction of or damage to tangible property, or loss of use resulting therefrom; or (c) any violation of any statute, ordinance or regulation, except to the extent finally determined to have resulted from the intentional misconduct or negligence of the Indemnified Party. The Indemnifying Party's obligations hereunder are conditioned upon the Indemnified Party providing the Indemnifying Party with: (i) prompt written notification of the claim; (ii) all reasonable information and assistance, at the Indemnifying Party's expense, to defend or settle such a claim; and (iii) sole control of the defense or settlement of such claim. Notwithstanding clause 5(iii) above, the Indemnified Party reserves the right to retain counsel, at the Indemnified Party's expense, and to participate in the defense and settlement of any such claim. The provisions of this paragraph shall survive the completion or termination of this Agreement.

6.	Limitations of Liability

Notwithstanding any other provision hereof, neither RGP nor Client will be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs). Exclusive of any recovery under Section 21, RGP and Client understand and expressly agree that the maximum total liability of each party, its agents, parent, affiliates, and subsidiaries, to the other for any actions, losses, damages, claims, liabilities, costs or expenses in any way arising out of or relating to this Agreement, will not exceed the fees paid by Client to RGP hereunder for that portion of RGP's Services or work product giving rise to the claimed liability. The provisions of this paragraph will survive the completion or termination of this Agreement.

7.	Confidentiality

RGP and its Consultants will preserve the confidential nature of information received from Client in accordance with Client's established policies and practices, written copies of which will be provided to RGP and acknowledged by each Consultant performing Services for Client. RGP has in place with each Consultant a confidentiality agreement which protects the confidentiality of Client's information.

Client will protect any and all information obtained by it that contains confidential, proprietary or private information about RGP or its employees or independent contractors including, but not limited to, bill rates, background information, background screening results, and social security numbers, regardless of whether such private information was obtained through RGP or through Client's own means.

RGP and Client agree that the most secure method of performing Services for Client is to access and work with Client's confidential information exclusively from Client's own secure information technology environment. RGP and Consultants are responsible for complying with Client's data security protocols. Should Client wish to authorize remote access to its systems, Client will provide RGP with express written authorization to do so and Client will be responsible for providing all necessary and appropriate security safeguards.

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Except as may be otherwise provided by Client's written policies or required by law, the obligations of confidentiality will not apply to information which (i) is or becomes publicly available by means other than a breach hereof (including, without limitation, any information filed with any governmental agency and available to the public); (ii) is known to, or rightfully in the possession of, the recipient at the time of disclosure without breach or violation of any confidentiality agreement; (iii) thereafter becomes known to or comes into the possession of the recipient from a third party the recipient reasonably believes is not under any obligation of confidentiality to the disclosing party and is lawfully in the possession of such information; (iv) is developed by the recipient independently of any disclosures previously made by the disclosing party to the recipient; or (v) is required to be disclosed by order, or the process, of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure by the recipient the disclosing party is given reasonable advance notice of such order or legal process and an opportunity to object to such disclosure.

RGP may retain archival copies of Confidential Information after the conclusion of any Services for the purposes of complying with the law, regulation or internal practices or compliance policies or for the dispute resolution purposes. RGP shall remain subject to the confidentiality obligations and use restrictions set forth herein.

8.	Payment for Services

Fees for the Services provided hereunder are based on the billing rates set forth in the applicable Statement of Services. Client will reimburse RGP for actual expenses incurred by Consultants in connection with the performance of Services which are consistent with Client's expense policy, a copy of which will be provided by Client concurrent with its execution of this Agreement, and documented with itemized receipts. Any travel by Consultant must be pre-approved by Client. Fees and applicable expenses will be billed weekly, payable upon receipt of RGP's invoices. Should Client dispute the amount of any fees or expenses, resolution of the dispute will not delay payment of the remainder of such invoice. If the Statement of Services provides for Client to pay a retainer prior to the commencement of Services, fees will not be billed against the retainer. RGP reserves the right to collect interest or other penalty from Client for promptly submitted invoices or, in the event of a dispute, for the undisputed portion thereof, upon which payment is not received within thirty (30) days of Client's receipt of such invoice. Specifically, RGP will be entitled to a late charge of the lesser of (i) 11/2% per month or (ii) the highest rate allowable by law, in each case compounded monthly to the extent allowable by law. RGP further reserves the right to withdraw all Consultants provided to Client and to cease performing Services hereunder if any invoice is not promptly paid when due.

If the Services requested are to be performed and/or invoiced outside the United States, the applicable Statement of Services will set forth alternative billing, payment and tax provisions.

9.	Taxes on the Purchase of Services

Client will reimburse RGP, pay directly to the appropriate tax authority, or timely file a valid tax exemption certificate for all sales or use taxes legally imposed upon the transactions arising hereunder. All taxes due by Client become due when billed by RGP to Client, or when assessed, levied or billed by the appropriate taxing authority, even though such billing occurs subsequent to expiration of this Agreement.

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10.	Assignment and Delegation

Neither party will assign or delegate this Agreement or any rights, duties or obligations hereunder without the express written consent of the other except that either party may assign its rights, duties and obligations hereunder to any successor by reason or merger, reorganization, sale of all or substantially all of the assets, change of control or operation of law. RGP agrees to provide services to an assignee of Client pursuant to the terms set forth herein only if such assignee provides sufficient financial information to enable RGP to adequately evaluate the creditworthiness of such assignee and meets RGP's other qualification standards and criteria. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon the successors, legal representatives and assignees of the parties hereto.

11.	Insurance

RGP is insured under the following polices and in the amounts listed below:

Policy Type	Limit	Deductible/ Retention
Workers' Compensation or similar law	Statutory per accident	None
Employer's Liability	$1,000,000 per accident	None
Commercial General Liability	$1,000,000 occurrence; $2,000,000 aggregate	None
Business Auto (non-owned and hired)	$1,000,000 combined single limit	None
Umbrella Liability (general liability, auto and employer's liability)	$20,000,000 per occurrence and aggregate	None
Professional Liability	$20,000,000 per claim and aggregate	$100,000 retention
Specialty Risk or Cyber Liability (security and privacy liability, regulatory action and network interruption)	$5,000,000 per claim and aggregate	$100,000 retention
Crime/Employee Dishonesty	$5,000,000 per occurrence and aggregate	$50,000 deductible

Upon request, Client will be named as an additional insured, where applicable, and a Certificate of Insurance will be provided.

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12.	Ownership and Intellectual Property Rights

All work product of any kind that Consultants may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection ("Work Product") will be works made for hire owned exclusively by Client except that RGP shall retain all right, title and interest in any methodologies, analyses and other material developed by RGP or any Consultant which relates to RGP's business and does not contain and is not derived from Client's confidential information ("RGP Material"). RGP hereby agrees to irrevocably transfer and assign to Client all right, title and interest in and to the Services and any Work Product, including all intellectual property or proprietary rights therein, but excluding any RGP Materials. At Client's request and expense, during and after the term of this Agreement, RGP will assist and cooperate with Client in all respects and will execute documents, and, subject to the reasonable availability of RGP and Consultants, give testimony and take such further acts reasonably requested by Client to enable Client to acquire, transfer, maintain, perfect and enforce its intellectual property rights and other legal protections for the Work Product.

13.	Record Retention, Audits and Inspections

RGP will make all accounting, operational and business records, which are in RGP's possession or under its control and which are necessary to verify the basis for all charges billed to Client hereunder, available for Client's examination upon at least five (5) business days prior written notice, during RGP's regular business hours, during the term of this Agreement and for a period of three (3) years after its completion or termination.

14.	Employment Fee

Client, for itself and on behalf of its parent, subsidiaries and affiliates, agrees that if it hires or contracts for services with, either directly or through a third party, any Consultant provided hereunder during such Consultant's engagement with Client or within six months thereafter, Client will pay RGP a fee equal to 20% of such person's annualized salary or contracted fee paid by Client, whichever is applicable. The provisions of this paragraph shall survive the completion or termination of this Agreement.

15.	Non-Exclusive Rights

Nothing in this Agreement will preclude or limit either party from independently acquiring or developing competitive products or services for itself or its clients or customers, or from providing competitive products or services to its clients or customers, so long as such party does not breach the obligations it has assumed hereunder, including the confidentiality obligations, or otherwise violate the rights of the other party.

16.	Termination of the Agreement

This Agreement may be terminated by either party upon thirty (30) days' prior written notice to the other party; provided, however, the Confidentiality; Employment Fee; Record Retention, Audit and Inspection; Mutual Indemnification; Limitations of Liability; and Taxes on the Purchase of Services provisions will survive indefinitely the termination of this Agreement.

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17.	Acceptance

By accepting the Services of Consultants hereunder, Client is deemed to have consented to the material terms set forth herein.

18.	Modifications

The terms of this Agreement may be modified only by a writing signed by both parties.

19.	Notice

Any notice required to be given hereunder will be delivered personally or sent by telecopy, overnight courier or first class mail, postage prepaid, to the following address (or to the address listed above if none is provided here):

To RGP:
Resources Global Professionals 7101 Armstrong Avenue Irvine, CA 92614
Attn: Legal Department
Fax: 714-428-6010

To Client:
Ominto, Inc.
1515 South Federal Highway, Suite 307
Boca Raton, FL 33432
Attn: General Counsel

20.	Waiver

No waiver of or failure to enforce any term of this Agreement or Statement of Services will affect or limit a party's right thereafter to enforce and compel strict compliance with every term thereof.

21.	Attorneys' Fees and Costs

With respect to any dispute arising out of or relating to this Agreement, including the writings incorporated by reference herein, or the breach hereof or thereof, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with any action or proceeding related to such dispute.

22.	Headings

The headings herein are for the purposes of convenience and ready reference only and will not be deemed to expand or limit the particular sections to which they pertain.

23.	Severability

In the event any part of this Agreement is judged invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions hereof.

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24.	Entire Agreement

This Agreement and the Statement(s) of Services attached hereto represent the entire understanding between the parties. In the event of any conflict between the terms of this Agreement and any Statement of Services, the terms of the governing Statement of Services will control.

25.	Governing Law

The validity, construction, enforcement, and interpretation of this Agreement will be governed by the substantive laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto do hereby execute this Agreement as of the Effective Date.

Resources Global Professionals		Ominto, Inc.

By:	/s/ James Giustini	By:	/s/ Mitch Hill

Name:	James Giustini	Name:	Mitch Hill

Title:	Managing Director	Title:	Executive Board Member, Ominto

Date:	June 6 2016	Date:	6/7/16